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                                                                Exhibit 99(a)


                             ADVO ANNOUNCES STOCK
                        BUYBACK AND LOAN RENEGOTIATION


Windsor, CT -- September 29, 1997 -- ADVO, Inc. (NYSE: AD) announced today that it has increased its previously announced stock repurchase authorization from 2 million shares to 3.2 million shares. In connection with the increased authorization, ADVO purchased 1,936,098 shares of its common stock from Warburg, Pincus Capital Partners L.P., at $ 18 per share. Today's closing price was $18 3/8 per share.

After giving effect to the sale to ADVO, Warburg, Pincus Capital Partners will own 3,653,987 shares (16 % of the outstanding shares). Because Warburg, Pincus Capital Partners fund terminates on September 30, 1997, the shares held by it are being distributed to the partners of the fund. The limited partners will receive 2,923,188 shares, all of which are fully tradable. Warburg, Pincus & Co., the general partner, will receive 730,799 ADVO shares, which will be subject to Rule 144 restrictions through February 1998. Warburg partners Howard Newman and John Vogelstein will remain on ADVO's Board of Directors. Warburg, Pincus has agreed to terminate its long-standing shareholder agreements with ADVO, which include registration rights.

ADVO had previously purchased approximately 200,000 shares of its stock since its repurchase program was announced in April 1997, and it hopes to repurchase the remaining authorized approximately one million shares for cash from time to time within the next 12 months at prevailing market prices, either in the open market, in private transactions, or otherwise.

ADVO also announced that it has renegotiated its outstanding indebtedness with a consortium of banks, led by Chase Manhattan Bank. The most prominent features of the new agreement are a credit limit that has been raised to $300 million (from $250 million); the interest rate has been reduced by 165 basis points; and the limit on the Company's authorization to buy back its stock has been expanded from $40 million to $100 million.

Howard Newman, a managing partner at Warburg, Pincus & Co., said, "Warburg continues to be enthusiastic about ADVO's business. We have delivered a high quality stock to our investors at the conclusion of our fund, and we continue to hold a substantial quantity of ADVO stock."

Robert Kamerschen, Chairman and CEO of ADVO, stated, "We are pleased to be able to obtain such a large amount of our stock at a reasonable price and we hope to be able to buy more. We are very gratified by the greatly improved loan terms, which reflect in large part the improved and consistently strong performance of ADVO over recent periods. We are glad to continue in our successful relationship with Warburg, Pincus. And, finally, we


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are very comfortable with the investment community's current expectations for our recently concluded fiscal year."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of almost $1 billion. ADVO specializes in shared and solo direct mail services and provides customized Microtargeting-Registered Trademark- solutions for its clients' needs. The Company's Mailbox Values-Registered Trademark- branded shared mail program is distributed nationally to over 61 million households weekly. An additional 16 million households can be reached on a shared mail basis through ADVO's National Network Extension (ANNE). ADVO also offers transportation services. It has 19 mail processing facilities and 70 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, CT 06095. ADVO can now be visited at its web site @ www.advo.com.





Contacts:

Donald McCombs
ADVO, Inc.
Vice President, Financial Planning
(860) 285-6391

David Stigler
ADVO, Inc.
Senior Vice President,
Legal and Public Affairs
(860) 285-6120